Exhibit 10.1

SEATTLE GENETICS, INC.

2008 Senior Executive Annual Bonus Plan

This 2008 Senior Executive Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of Seattle Genetics, Inc. (the “Company”) and the compensation of senior executives of the Company and to promote retention of participating senior executives.

1. Executives of the Company at the Vice President level and above (“Participants”) are eligible to receive annual bonuses for 2008 according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. Participants are eligible to receive bonuses based on their individual performance and the Company’s performance during 2008. A Participant who does not demonstrate satisfactory individual performance (50% or higher), however, will not be eligible for any portion of his or her bonus, including the portion based on Company performance.

2. Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed Company goals as set forth by the Board of Directors of the Company, which may include such factors as research, development and clinical milestones, hiring goals, strategic alliances, licensing and partnering transactions and financings. For clarification, the Committee may determine in its sole discretion that the Company did not satisfactorily complete enough goals and in that case, the Committee may determine that no bonus shall be paid to Participants. Individual performance of the Participants shall be reviewed and recommended to the Committee by the Head of Human Resources and the Chief Executive Officer, except for the individual performance of the Chief Executive Officer, which shall be determined by the Committee, and in all cases shall be based on the individual Participant’s satisfactory completion of individual performance goals.

3. To be eligible for a bonus, a Participant must be on payroll prior to November 1, 2008 and must by employed by the Company as of the date of payment of the bonus. A Participant hired after commencement of the Plan Year shall be eligible for a pro-rated bonus. A Participant who is promoted into a position with a higher bonus target will have a pro-rated bonus based on his or her time in each position and the applicable individual performance targets for such positions but calculated based on the Participant’s annual base pay as of December 31, 2008.

4. A Participant who has taken an approved leave of absence pursuant to the Company’s policies of longer than 90 calendar days during 2008 shall receive a pro-rated bonus calculated by excluding the number of days that exceed 90 calendar days during 2008 that he or she was on an approved leave of absence. For example, a person on an approved leave of absence for 100 days is eligible for a pro-rated bonus by subtracting 10 days from the bonus calculation.

5. A Participant who is on an approved leave of absence on the date the bonus payment is made will be eligible to receive a pro-rated bonus as calculated above upon the bonus payment date.

6. The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual base pay as of December 31, 2008. This target percentage shall be determined by the Committee at the beginning of the Plan Year on a position level basis so that all Participants with the same position level shall have the same target percentage. The target percentage shall then be adjusted based on the Company’s performance and the individual Participant’s performance over the course of the Plan Year to arrive at a final performance percentage. For all Participants that are not members of the Company’s Executive Committee, the final performance percentage shall be based 50% on the Company’s performance and 50% on each Participant’s individual performance. For those Participants that are members of the Company’s Executive Committee, other than the Chief Executive Officer, the final performance percentage shall be based 60% on the Company’s performance and 40% on each Participant’s performance. The Chief Executive Officer’s final performance percentage shall be determined by the Committee in its sole discretion. The Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals, provided that neither percentage may exceed 150%. For example, assuming the Company has met 100% of its goals, a Participant, not a member of the Company’s Executive Committee, who has met 150% of his or her individual goals, has a target percentage of 25% and has a base pay rate of $100,000 will receive a bonus of $31,250 (100% x 0.5 + 150% x 0.5 = 125%; and 125% x 25% = 31.25%; and 31.25% of Participant’s base pay rate of $100,000 = $31,250). All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

7. This Plan is effective for the Company’s 2008 calendar year beginning January 1, 2008 through December 31, 2008 (the “Plan Year”) and will expire automatically on December 31, 2008. Bonus payments will be made by February 15th following the end of the Plan Year.

8. The Company shall provide a copy of this Plan to each Participant and communicate to each Participant his or her target percentage as determined by the Committee at the beginning of the Plan Year.

9. This Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of this Plan and is the entire understanding between the Company and the Participant regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus payments. The Committee may at any time amend, suspend, or terminate this Plan, including amendment of the target percentages for each Participant and amendment so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Internal Revenue Code Section 409(a)(1)(B).

10. The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.

11. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.

12. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Washington, without regard to its conflict of law provisions.

13. Payments under this Plan shall be unsecured, unfounded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.